     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 2001
                                                      REGISTRATION NO. 333-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                          SIRIUS SATELLITE RADIO INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------

                   DELAWARE                                        52-1700207
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                              -------------------

                    1221 AVENUE OF THE AMERICAS, 36TH FLOOR
                            NEW YORK, NEW YORK 10020
                                  212-584-5100

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              -------------------

                              PATRICK L. DONNELLY
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          SIRIUS SATELLITE RADIO INC.
                    1221 AVENUE OF THE AMERICAS, 36TH FLOOR
                            NEW YORK, NEW YORK 10020
                                  212-584-5100

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              -------------------

                                    COPY TO:

                                GARY L. SELLERS
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                  212-455-2000

                              -------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time, after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                                        (continued on next page)

________________________________________________________________________________

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                              PROPOSED        PROPOSED
                                                              MAXIMUM          MAXIMUM
            TITLE OF EACH CLASS                              AGGREGATE        AGGREGATE       AMOUNT OF
            OF SECURITIES TO BE               AMOUNT TO BE     PRICE          OFFERING       REGISTRATION
                 REGISTERED                    REGISTERED     PER UNIT        PRICE(1)           FEE
------------------------------------------------------------------------------------------------------------
Debt Securities(2)..........................
Preferred Stock, par value $.001 per
  share.....................................
Common Stock, par value $.001 per
  share(3)..................................
Warrants(4).................................
------------------------------------------------------------------------------------------------------------
Total.......................................      (5)           (5)         $500,000,000     $125,000(5)
============================================================================================================

(1) The aggregate principal amount and/or expected initial public offering price of the securities registered hereby will not exceed $500,000,000 in U.S. dollars or the U.S. dollar equivalent in foreign currency or currency units.

(2) May be issued at an original issue discount.

(3) Includes associated Preferred Stock Purchase Rights, which initially are attached to and trade with the shares of the common stock being registered hereby. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the common stock.

(4) The warrants covered by this registration statement may be preferred stock warrants, debt warrants or common stock warrants.

(5) The aggregate amount of each of the debt securities, the preferred stock, the common stock and the warrants and the aggregate offering price per unit have been omitted pursuant to Securities Act Release No. 6964. The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act of 1933 and reflects the offering price rather than the principal amount of any Debt Securities issued at a discount.

    Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus herein also relates to the remaining $29,362,500 of Debt Securities, Preferred Stock, Common Stock and Warrants registered on Form S-3 (Registration No. 333-86003) of Sirius Satellite Radio Inc. (formerly CD Radio Inc.), which was declared effective on September 23, 1999. A filing fee of $8,162.78 was previously paid for the registration of those securities under such prior registration statement. This Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-86003 and upon the effectiveness of such Post-Effective Amendment, this Registration Statement and Registration Statement No. 333-86003 will relate to an aggregate of $529,362,500 of Debt Securities, Preferred Stock, Common Stock and Warrants of Sirius Satellite Radio Inc.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 2, 2001

PROSPECTUS
                                  $500,000,000

                        [LOGO] SIRIUS Satellite Radio

                       DEBT SECURITIES, PREFERRED STOCK,
                           COMMON STOCK AND WARRANTS

We from time to time may offer:

  unsecured or secured debt securities in one or more series;

  shares of preferred stock in one or more series;

  shares of common stock;

  warrants or other rights to purchase debt securities, preferred stock or common stock or any combination of securities; and

  any combination of debt securities, preferred stock, common stock or warrants,

at an aggregate initial public offering price not to exceed $500,000,000.

The number, amount, prices, net proceeds to Sirius Satellite Radio Inc. and specific terms of the securities will be determined at or before the time of sale and will be set forth in an accompanying prospectus supplement.

The net proceeds to us from the sale of the securities will be the initial public offering price or the purchase price of those securities less any applicable commission or discount, and less any other expenses we incur in connection with the issuance and distribution of those securities.

If any agents or any underwriters are involved in the sale of the foregoing securities, their names and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may not be used for the sale of any securities unless it is accompanied by a prospectus supplement. The accompanying prospectus supplement may modify or supersede any statement in this prospectus.

                 Nasdaq National Market trading symbol: 'SIRI.'

INVESTING IN OUR SECURITIES INVOLVES RISK, INCLUDING THE RISKS DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THE IMPORTANT RISK FACTORS SET FORTH IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR SECURITIES.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ----------------------------

                    The date of this prospectus is       , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........    2
About this Prospectus.......................................    3
About Sirius................................................    3
Risk Factors................................................    4
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................    5
Use of Proceeds.............................................    5
Description of Debt Securities..............................    5
Description of Capital Stock................................   17
Description of Warrants.....................................   27
Plan of Distribution........................................   31
Legal Matters...............................................   32
Experts.....................................................   32
Incorporation by Reference..................................   32
Where You May Find Additional Available Information About
  Us........................................................   32

                              -------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.' Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and particularly the risk factors described under 'Risk Factors' in this prospectus. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

     the unavailability of radios capable of receiving our service and our dependence upon third parties to manufacture and distribute them;

     the potential risk of delay in implementing our business plan;

     the unproven market for our service; and

     our need for additional financing.

    The risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Accordingly, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a 'shelf' registration process. Under this shelf process, we may sell, over the next two years, any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading 'Where You May Find Additional Available Information About Us.'

                                  ABOUT SIRIUS

    From our three orbiting satellites, we will directly broadcast up to 100 channels of digital-quality radio to motorists throughout the continental United States for a monthly subscription fee of $12.95. We will deliver 50 channels of commercial-free music in virtually every genre, and up to 50 channels of news, sports, talk, comedy and children's programming. Sirius' broad and deep range of almost every music format as well as its news, sports and entertainment programming is not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

    Upon commencing commercial operations, we expect our primary source of revenues to be subscription fees, which we expect will be included with the sale or lease of certain new vehicles. In addition, we expect to derive revenues from directly selling or bartering limited advertising on our non-music channels.

    We have exclusive agreements with Ford Motor Company, DaimlerChrysler Corporation and BMW of North America, LLC that contemplate their manufacturing and selling vehicles that include radios capable of receiving our broadcasts. These agreements cover all brands and affiliates of these automakers, including Ford, Chrysler, Mercedes, BMW, Jaguar, Mazda and Volvo. Our agreement with DaimlerChrsyler also makes us the preferred provider of satellite radio in Freightliner and Sterling heavy trucks. In 2000, Ford, DaimlerChrysler and BMW sold or leased approximately 7.5 million vehicles in the continental United States, which was approximately 43% of all new cars and trucks sold in the continental United States last year.

    In addition, in the autosound aftermarket, we expect that radios capable of receiving our broadcasts will be available for sale at various national and regional retailers, such as Best Buy, Circuit City, Tweeter Home Entertainment Group and Good Guys. In 2000, 11 million car radios were sold through consumer electronics retailers.

    We have entered into agreements with numerous consumer electronics manufacturers, including Alpine Electronics Inc., Clarion Co., Ltd., Delphi Delco Electronics Systems, Kenwood Corporation, Matsushita Communication Industrial Corporation of USA, Recoton Corporation, Sony Electronics Inc. and Visteon Automotive Systems, to develop radios capable of receiving our broadcasts. As these radios become available in commercial quantities, they will be sold to automakers for inclusion in new vehicles and consumer electronics retailers for sale in the autosound aftermarket.

    Sirius Satellite Radio Inc. was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. On November 18, 1999, we changed our name again to Sirius Satellite Radio Inc. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020, our telephone number is (212) 584-5100 and our internet address is siriusradio.com. Siriusradio.com is an inactive text reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

                                  RISK FACTORS

    Investing in our securities involves risk, including the risks described in the documents incorporated by reference in this prospectus and in the accompanying prospectus supplement. You should carefully consider the risk factors before investing in our securities. These risk factors are set forth in the documents incorporated by reference in this prospectus and, in particular, in our Annual Report on Form 10-K for the year ended December 31, 2000, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and in any filings made with the Securities and Exchange Commission after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                                                                         FOR THE
                                                                                      THREE MONTHS
                                                YEAR ENDED DECEMBER 31,                   ENDED
                                    -----------------------------------------------     MARCH 31,
                                     1996      1997      1998      1999      2000         2001
                                     ----      ----      ----      ----      ----         ----
Ratio of earnings to fixed
  charges(1)......................    --        --        --        --        --          --
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends(1)..............    --        --        --        --        --          --

---------

(1) No figure is provided for any period during which the applicable ratio was less than 1.00.

    The ratio of earnings to fixed charges is computed by dividing our earnings, which include income before taxes (excluding the cumulative and transition effects of accounting changes) and fixed charges, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. 'Fixed charges' consist of interest on debt and a portion of rentals determined to be representative of interest. For the years ended December 31, 1996, 1997, 1998, 1999, 2000 and the three months ended March 31, 2001, our earnings were insufficient to cover our fixed charges by approximately $2.8 million, $4.8 million, $62.3 million, $119.4 million, $198.5 million and $58.4 million, respectively. Earnings were also inadequate to cover our combined fixed charges and preferred stock dividends over the same time periods by approximately $2.8 million, $59.1 million, $99.9 million, $153.5 million, $247.4 million and $68.8 million, respectively.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including capital expenditures, the reduction of indebtedness and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this 'Description of Debt Securities,' the term 'Sirius' refers to our company but not to any of its subsidiaries.

    Any senior debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. Any subordinate debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to any senior debt securities as the senior indenture and to the indenture relating to any subordinate debt securities as the subordinate indenture.

    This summary of the terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the forms of the indentures which are filed as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

GENERAL

    The debt securities will be issuable in one or more series in accordance with an indenture supplemental to the applicable indenture or a resolution of our board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank equally in right of payment with all of our other senior obligations. Each series of subordinate debt securities will be subordinated and junior in right of payment to the extent and in the manner described in the subordinate indenture and any supplemental indenture relating to the subordinate debt securities. Except as otherwise provided in a prospectus supplement, the indentures do not limit our ability to incur other secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

    The applicable prospectus supplement will describe the following terms of the series of debt securities with respect to which this prospectus is being delivered:

     the title of the debt securities of the series and whether such series constitutes senior debt securities or subordinated debt securities;

     any limit on the aggregate principal amount of the debt securities;

     the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

     the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

     the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates, the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable or the method by which the dates will be determined, the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     the place or places where the principal of and any premium and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

     the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

     our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities shall be redeemed, purchased or repaid, in whole or in part;

     the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities, preferred stock or common stock of Sirius and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

     the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

     the currency, currencies or currency units in which payment of principal of and any premium and interest on debt securities of the series shall be payable, if other than United States dollars;

     any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

     if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

     if the principal of or any premium or interest on any debt securities is to be payable, at our election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

     if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity thereof or provable in bankruptcy;

     the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

     any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

     whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

     the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

     the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture as then in effect;

     the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the applicable indenture as then in effect;

     any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to the debt securities due and payable;

     any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities;

     if the securities of the series are to be secured, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

    We may sell debt securities at a substantial discount below their stated principal amount or debt securities that bear no interest or bear interest at a rate which at the time of issuance is below market rates. We will describe the material U.S. federal income tax consequences, accounting and other special considerations applicable to the debt securities in the applicable prospectus supplement.

    If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

    Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, on the debt securities will be payable, without coupons, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $1,000 and any integral multiples thereof.

    Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by us with respect to any series, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities.

    All moneys paid by us to a paying agent for the payment of principal, premium, if any, or interest, if any, on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to us, and after such time, the holder of such debt security may look only to us for payment.

    In the event of any redemption, we shall not be required to (a) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security called for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

BOOK-ENTRY SYSTEM

    The provisions set forth below in this section headed 'Book-Entry System' will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

    Unless otherwise indicated in the applicable prospectus supplement, the debt securities of such series will be represented by one or more global securities registered with a depositary named in the prospectus supplement relating to such series. Except as set forth below, a global security may

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

be transferred, in whole but not in part, only to the depositary or another nominee of the depositary.

    The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will generally apply to depositary arrangements.

    Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions or persons, commonly known as participants, that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

    So long as the depositary, or its nominee, is the registered holder and owner of such global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder for all purposes of the debt securities and for all purposes under the applicable indenture. Except as set forth below or as otherwise provided in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered to be the owners or holders of any debt securities under the applicable indenture or such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture of such global security. We understand that under existing industry practice, in the event we request any action of holders of debt securities or if an owner of a beneficial interest in a global security desires to take any action that the depositary, as the holder of such global security is entitled to take, the depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such actions or would otherwise act upon the instructions of beneficial owners owning through them.

    Payments of principal of and premium, if any, and interest, if any, on debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of such global security, against surrender of the debt securities at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address. Payment in any other manner will be specified in the prospectus supplement.

    We expect that the depositary, upon receipt of any payment of principal, premium, if any, of interest, if any, in respect of a global security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depositary. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participant. Neither Sirius nor the trustee nor any agent of Sirius or the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the

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

relationship between such participants and the owners of beneficial interests in such global security owning through such participants.

    Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary.

    Unless otherwise provided in the applicable prospectus supplement, debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if:

     the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for such global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

     we, in our sole discretion, determine not to have all of the debt securities represented by a global security and notify the trustee thereof; or

     there shall have occurred and be continuing an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the debt securities.

Any debt security that is exchangeable pursuant to the preceding sentence is exchangeable for debt securities registered in such names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security. Subject to the foregoing, a global security is not exchangeable except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

    If so described in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series.

COVENANTS

    The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities. Except as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, we may remove or add covenants without the consent of holders of the securities.

DEFEASANCE AND COVENANT DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities and comply with certain other conditions set forth in the applicable indenture.

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

    Each indenture contains a provision that permits us to elect either:

     to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding ('defeasance'); and/or to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or cross-default ('covenant defeasance').

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. Government Obligations, if the debt securities are denominated in U.S. dollars, and/or Foreign Government Securities, if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient money, without reinvestment, to repay in full those senior or subordinate debt securities. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

    If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

EVENTS OF DEFAULT

    The following events are defined in the indentures as 'Events of Default' with respect to a series of debt securities (unless such event is specifically inapplicable to a particular series as described in the applicable prospectus supplement):

     failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;

     failure to pay principal of or any premium on any debt security of that series when due;

     failure to deposit any sinking fund payment, within 30 days of when due, in respect of any debt security of that series;

     with respect to each series of debt securities, failure to perform any other of our covenants applicable to that series, which failure continues for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series specifying such failure, requiring it to be remedied and stating that such notice is a 'Notice of Default';

     certain events of bankruptcy, insolvency or reorganization involving us;
     and

     any other Event of Default provided with respect to debt securities of that series.

    If an Event of Default for any series of debt securities occurs and continues, the trustee or holders of at least 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority of the principal amount of the outstanding debt securities of that series.

    An Event of Default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture.

    Each indenture will require the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, to give the holders of that series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term 'default' for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of that series.

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

    Other than the duty to act with the required standard of care during an Event of Default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may in certain circumstances direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

    The senior indenture will include a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

MODIFICATION, WAIVER AND MEETINGS

    We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:

     to evidence the succession of another person to us pursuant to the provisions of the applicable indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of our covenants, agreements and obligations in the applicable indenture and in the debt securities;

     to surrender any right or power conferred upon us by the applicable indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the applicable indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive the default);

     to cure any ambiguity or omission or to correct or supplement any provision contained in the applicable indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the applicable indenture, in each case as shall not adversely affect the interests of any holders of debt securities of any series in any material respect;

     to modify or amend the applicable indenture to permit the qualification of such indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

     to add guarantees with respect to any or all of the debt securities or to secure any or all of the debt securities;

     to add to, change or eliminate any of the provisions of the applicable indenture with respect to one or more series of debt securities; so long as any such addition, change or elimination not otherwise permitted under the applicable indenture shall (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any debt security with respect to the provision, or (2) become effective only when there is no such debt security outstanding;

     to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of such indenture by more than one trustee;

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

     to establish the form or terms of debt securities of any series;

     to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of such Code); and

     to make any change that does not adversely affect the rights of any holder.

    Modifications and amendments of the applicable indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

     change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

     reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any debt security;

     reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

     change the place of payment where, or the coin or currency in which, any debt security or any premium or interest thereon is payable;

     impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity, redemption date or repayment date;

     reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults;

     change the optional redemption or repurchase provisions in a manner adverse to any holder; or

     modify any of the provisions set forth in this paragraph, except to increase the percentage of holders whose consent is required for modifications and amendments of the applicable indenture or to provide that certain other provisions of the applicable indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

    The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series and any coupons relating to such series, waive any past default under the applicable indenture with respect to debt securities of the series, except a default (a) in the payment of principal of or any premium or interest on any debt security of such series or (b) in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of outstanding debt securities of the affected series.

    The indentures provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof;

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

     the principal amount of a debt security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent on the date of original issuance of such debt security of the amount determined (as provided above) of such debt security); and

     debt securities owned by us or any subsidiary of ours shall be disregarded and deemed not to be outstanding.

    In addition, we and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

SUBORDINATION

    Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that the subordinate debt securities are subordinate and junior in right of payment to all of our senior indebtedness.

    If an Event of Default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and the default is the subject of judicial proceedings or written notice of such Event of Default, requesting that payments on subordinate debt securities cease, is given to us by the holders of senior indebtedness, then unless and until
(1) the default in payment or Event of Default shall have been cured or waived or (2) 120 days shall have passed after written notice is given and the default is not the subject of judicial proceedings, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinate debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinate debt securities.

    Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that in the event of:

     any insolvency, bankruptcy, receivership, reorganization or other similar proceeding relating to us, our creditors or our property; or

     any proceeding for the liquidation or dissolution of Sirius,

all present and future senior indebtedness, including interest accruing after the commencement of the proceeding, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by us on account of subordinate debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Sirius or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the 'Defeasance and Covenant Defeasance' above, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinate debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinate to the payment of subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or to their representative or trustee, in accordance with the priorities then existing among such holders, until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinate debt securities by any act or failure to act on our part.

    The term 'Senior Indebtedness' means:

        (1) the principal, premium, if any, interest and all other amounts owed in respect of all our (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments,

        (2) all our capital lease obligations,

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

        (3) all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

        (4) all our obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction,

        (5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise, and

        (6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us), except for (x) any such indebtedness that is by its terms subordinated to or pari passu with the subordinate debt securities and (y) any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustee of such trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle of ours (a 'Financing Entity') in connection with the issuance by such Financing Entity of preferred securities or other securities that rank pari passu with, or junior to, the subordinate debt securities.

    Except as provided in the applicable prospectus supplement, the subordinate indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by us. The subordinate debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries.

    By reason of such subordination, in the event of a distribution of assets upon insolvency, some of our general creditors may recover more, ratably, than holders of the subordinated debt securities.

    A subordinate indenture may provide that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinate indenture.

    If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Except as may otherwise be provided in the prospectus supplement, each indenture provides that we may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of our assets, or permit any person to consolidate with or merge into us, unless the following conditions have been satisfied:

    (a) either (1) we shall be the continuing person in the case of a merger or
        (2) the resulting, surviving or transferee person, if other than us (the 'Successor Company'), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all our obligations under the debt securities and the applicable indenture;

    (b) immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of ours as a result of the transaction as having been incurred by the Successor Company or the subsidiary at the time of the transaction), no default, Event of Default or event that, after notice or lapse of time, would become an Event of Default under the applicable indenture shall have occurred and be continuing; and

    (c) we shall have delivered to the trustee under each indenture an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the applicable indenture.

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

    Upon completion of any such transaction, the Successor Company resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under each indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under each indenture and all outstanding debt securities.

NOTICES

    Except as otherwise provided in the indentures, notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the Security Register.

CONVERSION OR EXCHANGE

    If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

TITLE

    Before due presentment of a debt security for registration of transfer, we, the trustee and any agent of ours or the trustee may treat the person in whose name such debt security is registered as the owner of such debt security for the purpose of receiving payment of principal of and any premium and any interest (other than defaulted interest or as otherwise provided in the applicable prospectus supplement) on such debt security and for all other purposes whatsoever, whether or not such debt security be overdue, and neither Sirius, the trustee nor any agent of ours or the trustee shall be affected by notice to the contrary.

REPLACEMENT OF DEBT SECURITIES

    Any mutilated debt security will be replaced by us at the expense of the holder upon surrender of such debt security to the trustee. Debt securities that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the debt security or evidence of the destruction, loss or theft thereof satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement debt security will be issued.

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

    We may appoint a separate trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term 'trustee' refers to the trustee appointed with respect to the series of debt securities.

    The indentures contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the debt securities of any series for which the trustee serves as trustee, the trustee must eliminate such conflict or resign.

    The trustee or its affiliate may provide certain banking and financial services to us in the ordinary course of business.

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                          DESCRIPTION OF CAPITAL STOCK

    Our amended and restated certificate of incorporation provides for authorized capital of 250,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

    The following description sets forth the terms and provisions of our common stock, preferred stock and of certain classes of preferred stock which have been authorized by our board of directors. The terms of any shares of our capital stock offered by any prospectus supplement, but not set forth below, will be described in the prospectus supplement relating to such shares of capital stock.

COMMON STOCK

    As of May 11, 2001, we had 53,843,369 shares of common stock outstanding held of record by approximately 342 persons, and had reserved for issuance 44,672,324 shares of common stock with respect to incentive stock plans, outstanding common stock purchase warrants and conversion of our Junior Preferred Stock.

    Holders of our common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding preferred stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All outstanding shares of our common stock, including shares of common stock issued upon the exercise of the common stock warrants, will be fully paid and non-assessable.

    Our common stock is quoted on the Nasdaq National Market under the symbol 'SIRI.'

PREFERRED STOCK

    Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, in one or more series. Each such series of preferred stock will have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

    The specific terms of any preferred stock being offered will be described in the prospectus supplement relating to that preferred stock. The following summaries of the provisions of the preferred stock are subject to, and are qualified in their entirety by reference to, the certificate of designation relating to the particular class or series of preferred stock. Reference is made to the prospectus supplement relating to the preferred stock offered with that prospectus for specific terms, including:

     the designation of the preferred stock;

     the number of shares of the preferred stock offered, the liquidation preference per share and the initial offering price of the preferred stock;

     the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating these items applicable to the preferred stock;

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     the date from which dividends on the preferred stock will accumulate, if applicable;

     the procedures for any auction and remarketing of the preferred stock;

     the provision of a sinking fund, if any, for the preferred stock;

     the provision for redemption, if applicable, of the preferred stock;

     any listing of the preferred stock on any securities exchange;

     the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for common stock, and whether at our option or the option of the holder;

     whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

     the voting rights, if any, of the preferred stock;

     any other specific terms, preference, rights, limitations or restrictions of the preferred stock; and

     a discussion of United States federal income tax considerations applicable to the preferred stock.

PREFERRED STOCK PURCHASE RIGHTS

    On October 22, 1997, our board of directors adopted a stockholders rights plan and, in connection with the adoption of this plan, declared a dividend distribution of one 'Right' for each outstanding share of common stock to stockholders of record at the close of business on November 3, 1997 (the 'Rights Record Date'). Except as described below, each Right entitles the registered holder of the Right to purchase from us one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the 'Series B Shares'), at a purchase price of $115.00 (the 'Purchase Price'), which may be adjusted. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a Rights Agreement, dated October 22, 1997 (the 'Rights Agreement'), by and between us and The Bank of New York (the successor to Continental Stock Transfer & Trust Company), as Rights Agent, and in amendments to the Rights Agreement dated October 13, 1998, November 13, 1998, December 22, 1998, June 11, 1999, September 29, 1999, December 23, 1999 and January 28, 2000.

    On October 13, 1998, we amended the Rights Agreement to make it inapplicable to the purchase of 5,000,000 shares of common stock by Prime 66 Partners, L.P. and to allow Prime 66 to purchase and own up to an additional 1% of the outstanding shares of common stock without Prime 66 becoming an 'Acquiring Person' within the meaning of the Rights Agreement. On November 13, 1998 and December 22, 1998, we amended the Rights Agreement to render it inapplicable to the purchase of the Junior Preferred Stock by the Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, the 'Apollo Investors') and to permit the Apollo investors to (1) acquire additional shares of Junior Preferred Stock issued as dividends declared on the Junior Preferred Stock, (2) acquire additional shares of common stock upon the conversion of shares of Junior Preferred Stock into shares of common stock, and (3) acquire up to an additional 1% of the outstanding shares of common stock, without the Apollo investors becoming 'Acquiring Persons' within the meaning of the Rights Agreement. On June 11, 1999, we amended the Rights Agreement to make it inapplicable to the issuance of warrants entitling Ford Motor Company ('Ford') to acquire from us 4,000,000 shares of our common stock. On September 29, 1999, we amended the Rights Agreement to make it inapplicable to (1) the purchase by Ford of up to $20 million of our common stock and (2) the purchase by entities associated with Everest Capital of up to $30 million of our convertible subordinated notes. On December 23, 1999, we amended the Rights Agreement to render it inapplicable to the purchase of our Junior Preferred Stock by The Blackstone Group L.P. and certain of its affiliates and to permit the Blackstone investors to (1) acquire additional shares of Junior Preferred Stock as dividends on such preferred stock, (2) acquire additional shares of common stock upon the conversion of shares of Junior Preferred Stock, and (3) acquire up to an additional 1% of the

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

outstanding shares of common stock, without the Blackstone investors becoming 'Acquiring Persons' within the meaning of the Rights Agreement. On January 28, 2000, we amended the Rights Agreement to make it inapplicable to the issuance of warrants entitling DaimlerChrysler Corporation to acquire up to 4,000,000 shares of our common stock and the purchase by DaimlerChrysler Corporation of up to 2,290,322 shares of our common stock.

    Initially, no separate Right certificates were distributed and the Rights were evidenced, with respect to any shares of common stock outstanding on the Rights Record Date, by the certificates representing the shares of common stock. Until the Rights Separation Date (as defined below), the Rights will be transferred with, and only with, certificates for shares of common stock. Until the earlier of the Rights Separation Date and the redemption or expiration of the Rights, new certificates for shares of common stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (an 'Acquiring Person') has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (except by reason of (a) exercise by this person of stock options granted to this person by us under any of our stock option or similar plans (b) the exercise of conversion rights contained in specified classes of Preferred Stock, or (c) the exercise of warrants owned on the date of the Rights Agreement, which include warrants to acquire 1,740,000 shares of common stock issued to an affiliate of Everest Capital Fund, Ltd. or
(2) 15 business days following the commencement of a tender offer or exchange offer by any person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius) if, upon the completion of this tender offer or exchange offer, this person or group would be the beneficial owner of 15% or more of the outstanding shares of common stock (the earlier of these dates being called the 'Rights Separation Date'), and will expire on October 22, 2002, unless earlier redeemed by us as described below. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of common stock as of the close of business on the Rights Separation Date and, thereafter, the separate Rights certificates alone will evidence the Rights. A holder of 15% or more of the common stock as of the date of the Rights Agreement will be excluded from the definition of 'Acquiring Person' unless the holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in us by an additional 1%.

    If, at any time following the Rights Separation Date, (1) we are the surviving corporation in a merger with an Acquiring Person and our shares of common stock are not changed or exchanged, (2) a person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except by (a) the exercise of stock options granted under our existing and future stock option plans, (b) the exercise of conversion rights contained in specified preferred stock issues, (c) the exercise of warrants specified in the Rights Agreement or (d) a tender offer for any and all outstanding shares of common stock made as provided by applicable laws, which remains open for at least 40 Business Days (as defined in the Rights Agreement) and into which holders of 80% or more of our outstanding shares of common stock tender their shares), (3) an Acquiring Person engages in one or more 'self-dealing' transactions as described in the Rights Agreement or
(4) during the time when there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in the Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the Right.

    If, at any time following the first date of public announcement by us or an Acquiring Person indicating that this Acquiring Person has become an Acquiring Person (the 'Shares Acquisition Date'), (1) we consolidate or merge with another person and we are not the surviving corporation, (2) we consolidate or merge with another person and are the surviving corporation,

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but in the transaction our shares of common stock are changed or exchanged or
(3) 50% or more of our assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

    Our board of directors may, at its option, at any time after the right of the board to redeem the Rights has expired or terminated (with some exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for shares of common stock at a ratio of one share of common stock per Right, as adjusted; provided, however, that the Right cannot be exercised once a person, together with the person's Affiliates and Associates, becomes the beneficial owner of 50% or more of the shares of common stock then outstanding. If our board of directors authorizes this exchange, the Rights will immediately cease to be exercisable.

    Notwithstanding any of the foregoing, following the occurrence of any of the events described in the fourth and fifth paragraphs of this section, any Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate of an Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements (except for the voting arrangement between Darlene Friedland, David Margolese and us) that could have the effect of rendering ineffective or circumventing the beneficial ownership rules described in the Rights Agreement.

    The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution (1) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (2) upon the grant to holders of the Series B Shares of specific rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (3) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

    At any time after the date of the Rights Agreement until ten Business Days (a period that can be extended) following the Shares Acquisition Date, the board of directors, with the concurrence of a majority of the independent directors (those members of our board who are not officers or employees of ours or of any subsidiary of ours and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (1) were members of the board before the adoption of the Rights Plan or (2) were subsequently elected to our board and were recommended for election or approved by a majority of the independent directors then on our board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, which may be adjusted. Thereafter, our board of directors may redeem the Rights only in specified circumstances including in connection with specific events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, our right of redemption may be reinstated if (1) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving us and (2) there is at the time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

    Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for shares of our common stock (or other consideration) or for shares of common stock of the Acquiring Person.

    Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Rights Agreement, any of the provisions of the Rights Agreement may be amended by our board of directors with the concurrence of a majority of the

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independent directors or by special approval of our stockholders before the
Rights Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of our board of directors, with the concurrence of a majority of the independent directors or by special approval of our stockholders), and other provisions of the Rights Agreement may be amended by action of our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders; provided, however, that (a) this amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at a time when the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS IN OUR CHARTER

    Section 203 of the Delaware General Corporation Law ('Section 203') generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an 'Interested Stockholder') but less than 85% of this stock may not engage in some types of Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder. The prohibition of Section 203 does not apply under the following circumstances:

     before the time of the acquisition, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

     the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

    Under Section 203, these restrictions will not apply to specific Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

    Section 203 defines the term 'Business Combination' to encompass a wide variety of transactions with or caused by an Interested Stockholder. These include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives other benefits.

    The provisions of Section 203, coupled with our board of directors' authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our amended and restated certificate of incorporation, may elect not to be governed by Section 203 effective 12 months after the adoption. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by
Section 203.

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9.2% SERIES A JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK,
9.2% SERIES B JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
9.2% SERIES D JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

    Our board of directors has authorized the issuance of up to 4,300,000 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and up to 2,100,000 shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock. As of December 31, 2000, we had 1,595,707 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock outstanding and 715,703 shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock outstanding held of record by the Apollo investors. Our board of directors has authorized the issuance of up to 10,700,000 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock. As of December 31, 2000, we had 2,145,688 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock outstanding held of record by the Blackstone investors.

    Dividends. The annual dividend rate per share of the Junior Preferred Stock is equal to 9.2% of the sum of (1) the liquidation preference of the Junior Preferred Stock and (2) all unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Junior Preferred Stock to the applicable dividend payment date. Dividends on the shares of Junior Preferred Stock are cumulative, accruing annually and, when and as declared by our board of directors, are payable on each November 15 (each, a 'Junior Preferred Dividend Payment Date'). If any dividend payable on any Junior Preferred Dividend Payment Date is not declared or paid on the Junior Preferred Dividend Payment Date in full, in cash or in additional shares of Junior Preferred Stock of the same series, then the amount of the unpaid dividend ('Default Dividends') are accumulated and accrue dividends, until paid, compounded annually at a rate equal to 15% per annum. Dividends may be paid in cash, shares of Junior Preferred Stock of the same series or any combination of cash and Junior Preferred Stock, at our option. Default Dividends may only be paid in shares of Junior Preferred Stock of the same series.

    With respect to the payment of dividends, the 9.2% Series A Junior Cumulative Convertible Preferred Stock, the 9.2% Series B Junior Cumulative Convertible Preferred Stock and the 9.2% Series D Junior Cumulative Convertible Preferred Stock rank equally. If and so long as full cumulative dividends payable on the shares of Junior Preferred Stock in respect of all prior dividend periods have not been paid or set apart for payment and proper provision has not been made so that holders of Junior Preferred Stock are offered the opportunity to make a Payout Election instead of a Conversion Price adjustment (as described below), we will not pay any dividends, except for dividends payable in common stock or our capital stock ranking junior to the Junior Preferred Stock in payment of dividends ('Junior Dividend Stock') or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of common stock or Junior Dividend Stock.

    If and so long as any accrued and unpaid dividends payable on any shares of our capital stock ranking senior to the Junior Preferred Stock in payment of dividends have not been paid or set apart for payment, we will not pay any dividends in cash on shares of Junior Preferred Stock. No dividends paid in cash will be paid or declared and set apart for payment on any shares of Junior Preferred Stock or of our capital stock ranking equally with the Junior Preferred Stock in the payment of dividends ('Parity Dividend Stock') for any period unless we have paid or declared and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends on the Junior Preferred Stock for all dividend payment periods terminating on or before the date of payment of these dividends; provided, however, that all dividends accrued by us on shares of Junior Preferred Stock or Parity Dividend Stock will be declared proportionately with respect to all shares of Junior Preferred Stock and Parity Dividend Stock then outstanding, based on the ratio of unpaid dividends on the Junior Preferred Stock to unpaid dividends on the Parity Dividend Stock. No dividends paid in cash will be paid or declared and set apart for payment on Junior Preferred Stock for any period unless we have paid or declared and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends on any shares of Parity Dividend Stock for all dividend payment periods terminating on or before the date of payment of these dividends.

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    Redemption. Except as described in the following sentence, shares of 9.2%
Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock may not be redeemed by us at our option before November 15, 2003. From and after November 15, 2001 and before
November 15, 2003, we may redeem shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of our common stock as reported in The Wall Street Journal or, at our election, other reputable financial news source, for the 20 consecutive trading days before the notice of redemption (the 'Current Market Price') equals or exceeds $60.00 per share, as adjusted.

    From and after November 15, 2003, we may redeem shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

    Except as described in the following sentence, shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock may not be redeemed by us at our option before December 23, 2004. From and after December 23, 2002 and before December 23, 2004, we may redeem shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date, if the Current Market Price of our common stock equals or exceeds $68.00 per share, as adjusted.

    From and after December 23, 2004, we may redeem shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the 9.2%
Series D Junior Cumulative Convertible Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

    On November 15, 2011, we will be required to redeem all outstanding shares of Junior Preferred Stock at a redemption price of 100% of the liquidation preference of the Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

    The amount paid to the holders of shares of Junior Preferred Stock upon redemption that is allocable to the liquidation preference of the shares of Junior Preferred Stock will be paid in cash and the amount of any unpaid dividends to be paid on the shares of Junior Preferred Stock redeemed will be paid in cash, shares of Junior Preferred Stock of the same series or any combination of cash and Junior Preferred Stock at our option.

    Change of Control. Upon the occurrence of a Change of Control, we must make an offer (a 'Change of Control Offer') to purchase all then outstanding shares of Junior Preferred Stock at a purchase price in cash equal to 101% of their liquidation preference, plus unpaid dividends (paid in cash), if any, whether or not declared, to the date the shares are purchased; provided that if the purchase of the Junior Preferred Stock would violate or constitute a default under (1) our senior discount notes or the indenture relating to our senior discount notes or (2) the indenture or indentures or other agreement or agreements under which there may be issued or outstanding from time to time other indebtedness of Sirius ('Other Agreements') in an aggregate principal amount not exceeding $450 million (less the amount, if any, of indebtedness issued to replace, refinance or refund our senior discount notes) because we have not satisfied all of our obligations under the indenture relating to our senior discount notes and the Other Agreements arising from the Change of Control (collectively, the 'Senior Obligations'), then we will be required to use our best efforts to satisfy the Senior Obligations as promptly as possible or to obtain the requisite consents necessary to permit the repurchase of the Junior Preferred Stock, and until the Senior

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Obligations are satisfied or consents are obtained, we will not be obligated to make a Change of Control Offer.

    With respect to the Junior Preferred Stock, a 'Change of Control' is defined as the occurrence of any of the following events: (1) any 'person' or 'group' (as these terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that the person has the right to acquire, whether the right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of our total outstanding voting stock;
(2) we consolidate with or merge with or into another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, in a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than, at all times when the senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes; (3) during any consecutive two-year period, individuals who at the beginning of the period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or
(4) we are liquidated or dissolved or a special resolution is passed by our stockholders approving the plan of liquidation or dissolution, other than, at all times when our senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes.

    Notwithstanding the foregoing, no transaction or event will be deemed a 'Change of Control' if (1) all of the outstanding shares of common stock are to be converted pursuant thereto solely into the right to receive, for each share of common stock so converted, cash and/or shares of Qualifying Acquiror common stock (valued at its Current Market Price) together having a value in excess of $30.30, in the case of our 9.2% Series A Junior Cumulative Convertible Preferred Stock and our 9.2% Series B Junior Cumulative Convertible Preferred Stock or $37.50 in the case of our 9.2% Series D Junior Cumulative Convertible Preferred Stock, (2) we have declared and paid all dividends on the Junior Preferred Stock, whether or not theretofore declared or undeclared, to the date of the Change of Control and the holders of Junior Preferred Stock have been given reasonable opportunity to convert, before the Change of Control, any shares of Junior Preferred Stock so issued as a dividend, and (3) immediately following the event the number of shares of Qualifying Acquiror common stock into which shares of Junior Preferred Stock have been converted (together with, if shares of Junior Preferred Stock are to remain outstanding, any shares of Qualifying Acquiror common stock into which all outstanding shares of Junior Preferred Stock would be convertible) represent both (a) less than 5% of the total number of shares of Qualifying Acquiror common stock outstanding immediately after the Change of Control and (b) less than one third of the number of shares of Qualifying Acquiror common stock that would be Publicly Traded immediately after the event. The term 'Qualifying Acquiror common stock' means the common stock of any corporation if listed on or admitted to trading on the New York Stock Exchange, American Stock Exchange or Nasdaq, and the term 'Publicly Traded' means shares of Qualifying Acquiror common stock that are both (a) held by persons who are neither officers, directors or Affiliates of the corporation nor the 'beneficial owner' (as the term is defined in Rule 13d-3 under the Exchange
Act) of 5% or more of the total number of shares then issued and outstanding, and (b) not 'restricted securities' (as the term is defined in Rule 144 of the Securities Act).

    Conversion. Each share of our 9.2% Series A Junior Cumulative Convertible Preferred Stock and our 9.2% Series B Junior Cumulative Convertible Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of common stock calculated by dividing the liquidation preference of such preferred stock (without unpaid dividends) by $30.00. Each share of our 9.2% Series D Junior Cumulative Convertible Preferred

Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of common stock calculated by dividing the liquidation preference of such preferred stock (without unpaid dividends) by $34.00. These conversion prices will not be adjusted at any time for unpaid dividends on the shares of Junior Preferred Stock, but will be adjusted for the occurrence of some corporate events affecting our common stock. Upon conversion, holders of the Junior Preferred Stock will be entitled to receive any unpaid dividends upon the shares of Junior Preferred Stock converted payable in cash, shares of common stock or a combination of cash and common stock, at our option.

    The conversion prices for shares of Junior Preferred Stock will be adjusted in some events, including (1) dividends and other distributions payable in common stock on any class of our capital stock, (2) subdivisions, combinations and reclassifications of our common stock, (3) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock at less than fair market value, (4) distributions to all holders of common stock of evidence of our indebtedness or assets, (5) repurchases, redemptions or other acquisitions of our common stock by us at a price per share greater than the Current Market Price per share of our common stock on the date of the event, (6) issuance or sale of common stock by us at a price per share more than 15% below (or, in the case of any issuance or sale to an affiliate of ours, any amount below) the Current Market Price per share of our common stock on the date of the event (except for issuances to or through a nationally recognized investment banking firm in which our affiliates purchase less than 25% of the shares in the offering) and (7) a consolidation or merger to which we are a party or the sale or transfer of all or substantially all of our assets.

    The conversion prices for shares of Junior Preferred Stock will not be adjusted if (1) the adjustment would not require an increase or decrease of at least 1% in the conversion prices then in effect or (2) with respect to each series of Junior Preferred Stock and in connection with an adjustment that would be made in respect of a dividend, purchase, redemption or other acquisition, holders of a majority of the outstanding shares of the series of Junior Preferred Stock elect to participate in the dividend, purchase, redemption or other acquisition (a 'Payout Election') proportionately with the holders of common stock or capital stock ranking junior to the Junior Preferred Stock ('Junior Stock').

    Voting Rights. So long as any shares of Junior Preferred Stock are outstanding, each share of Junior Preferred Stock entitles its holder to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of common stock voting together as a single class with all other shares entitled to vote those matters. With respect to these matters, each share of Junior Preferred Stock entitles its holder to cast that number of votes per share as is equal to the number of votes that the holder would be entitled to cast had the holder converted its shares of Junior Preferred Stock into shares of common stock on the record date for determining our stockholders eligible to vote on these matters.

    In addition to any vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, the consent of the holders of at least a majority of the shares of a particular series of Junior Preferred Stock at any time issued and outstanding will be necessary for effecting or validating any reclassification of that series of Junior Preferred Stock or amendment, alteration or repeal of any of the provisions of our amended and restated certificate of incorporation or amended and restated by-laws which adversely affects the voting powers, rights or preferences of the holders of the shares of that series of Junior Preferred Stock. The consent of the holders of at least a majority of the shares of Junior Preferred Stock at the time issued and outstanding, acting as a single class, will be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of our amended and restated certificate of incorporation or amended and restated by-laws which affects adversely the voting powers, rights or preferences of the holders of the shares of any series of Junior Preferred Stock. Any amendment of the provisions of our amended and restated certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock will not be deemed to affect adversely the voting powers, rights or preferences of the holders of shares of Junior Preferred

Stock. The consent of at least a majority of the shares of each series of Junior Preferred Stock will also be necessary for:

        (1) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of, capital stock ranking senior to the Junior Preferred Stock ('Senior Stock') or any security convertible into shares of any class or series of Senior Stock;

        (2) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of capital stock ranking equally with the Junior Preferred Stock ('Parity Stock') or any security convertible into shares of any class or series of Parity Stock (other than shares of Junior Preferred Stock issued as a dividend in respect of shares of Junior Preferred Stock issued to the Apollo Investors and the Blackstone Investors);

        (3) our merger or consolidation with or into any other entity, unless, after the merger or consolidation, the resulting corporation will have no class or series of shares and no other securities either authorized or outstanding ranking before, or equally with, shares of Junior Preferred Stock; provided, however, that no vote or consent of the holders of Junior Preferred Stock will be required if before the time when the merger or consolidation is to take effect, and regardless of whether the merger or consolidation would constitute a Change of Control, a Change of Control Offer is made for all shares of Junior Preferred Stock at the time outstanding; and

        (4) the application of any of our funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of Junior Stock, or the declaration, payment or making of any dividend or distribution on any shares of any class of Junior Stock, other than a dividend or dividends payable solely in shares of common stock or Junior Stock of the same series, unless the holders of Junior Preferred Stock have been offered the opportunity to make a Payout Election with respect to this event.

    In connection with the foregoing class rights to vote, each holder of shares of Junior Preferred Stock shall have one vote for each share of Junior Preferred Stock held. No consent of holders of Junior Preferred Stock is required for the creation of any indebtedness of any kind by us.

    Liquidation. If we are voluntarily or involuntarily liquidated, dissolved or wound up, the holders of shares of Junior Preferred Stock will be entitled to receive, before any distribution of our assets to the holders of shares of common stock or any other class or series of Junior Stock, but after payment of the liquidation preference payable on any class or series of Senior Stock, out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Junior Preferred Stock equal to $100, plus accrued and unpaid dividends on each share of Junior Preferred Stock, if any, to the date of final distribution.

    If we are voluntarily or involuntarily liquidated, dissolved or wound up, before any distribution of our assets to the holders of shares of Junior Preferred Stock or Parity Stock, the holders of any shares of Senior Stock will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Senior Stock equal to the liquidation preference of the Senior Stock, plus accrued and unpaid dividends on the Senior Stock, if any, to the date of final distribution.

    If, upon any liquidation, dissolution or winding-up of us, the amounts payable with respect to the shares of Junior Preferred Stock or any Parity Stock are not paid in full, then holders of Junior Preferred Stock and Parity Stock will share ratably in the distribution of assets, or proceeds of the liquidation, dissolution or winding-up, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of us with one or more other corporations, nor a sale or a transfer of all or substantially all of our assets, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of us.

    Registration Rights. At any time after December 23, 2000, holders of shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock, or shares of common stock into which shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series A

Junior Cumulative Convertible Preferred Stock have been or may be converted ('Series A Registrable Securities') will be entitled, on two occasions, to require us to register the Series A Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us. At any time after December 23, 2000, holders of shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock, or shares of common stock into which shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock have been or may be converted ('Series B Registrable Securities') will be entitled, on one occasion, to require us to register the Series B Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us.

    At any time after January 31, 2002, holders of shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock, or shares of common stock into which shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock have been or may be converted ('Series D Registrable Securities') will be entitled, on three occasions, to require us to register the Series D Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us.

    If a demand registration would be seriously detrimental to us and our stockholders, the demand registration may be deferred, at our request, twice in any 12-month period, for an aggregate period of time of up to 90 days. In addition, holders of Junior Preferred Stock will be bound by customary 'lockup' agreements at the request of the managing underwriter of any public offering on our behalf. If we plan to file a registration statement on behalf of one or more security holders, holders of Junior Preferred Stock also have the right, taking into account customary limitations and the rights of the other security holders, to request that the registration include their Registrable Securities. Holders of Junior Preferred Stock or Registrable Securities are entitled to an unlimited number of these 'piggy-back' registrations.

    Tag-Along Agreement. David Margolese, our Chairman and Chief Executive, and we also entered into a tag-along agreement with the Apollo Investors. Under the tag-along agreement, if Mr. Margolese sells more than 800,000 shares of our common stock before the earlier of the date that the Apollo Investors beneficially own less than 2,000,000 shares of the common stock or the date that is six months after the nationwide commercial introduction of our service, then the Apollo Investors have rights to sell, proportionately with Mr. Margolese, a portion of the common stock owned by them in any subsequent transaction in which Mr. Margolese disposes of 80,000 or more shares of our common stock.

                            DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock, common stock or any combination thereof. Warrants may be issued independently or together with any other securities offered in an applicable prospectus supplement and may be attached to or separate from such securities. Warrants may be issued under warrant agreements (each, a 'warrant agreement') to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of warrants which may be offered. Further terms of the warrants and the applicable warrant agreement will be set forth in an applicable prospectus supplement.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants for the purchase of debt securities ('debt warrants') will describe the terms of the debt warrants, including the following:

     the title of the debt warrants;

     the offering price for the debt warrants, if any;

     the aggregate number of the debt warrants;

     the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

     if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security;

     if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

     the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise (which may be payable in cash, securities or other property);

     the dates on which the right to exercise the debt warrants will commence and expire;

     if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

     information with respect to book-entry procedures, if any;

     the currency or currency units in which the offering price, if any, and the exercise price are payable;

     if applicable, a discussion of material United States federal income tax considerations;

     the antidilution provisions of the debt warrants, if any;

     the redemption or call provisions, if any, applicable to the debt warrants; and

     any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

STOCK WARRANTS

    The prospectus supplement relating to a particular issue of warrants for the purchase of common stock or preferred stock will describe the terms of the warrants, including the following:

     the title of the warrants;

     the offering price for the warrants, if any;

     the aggregate number of the warrants;

     the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

     if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

     if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

     the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

     the dates on which the right to exercise the warrants will commence and expire;

     if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     the currency or currency units in which the offering price, if any, and the exercise price are payable;

     if applicable, a discussion of material United States federal income tax considerations;

     the antidilution provisions of the warrants, if any;

     the redemption or call provisions, if any, applicable to the warrants; and

     any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

EXERCISE OF WARRANTS

    Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock, shares of common stock or debt securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

    Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock, shares of common stock or debt securities purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

THE UNIT OFFERING WARRANTS

    On May 18, 1999, we issued units composed of our 14 1/2% Senior Secured Notes due 2009 and warrants to purchase an aggregate of 2,368,200 shares of common stock at a price of $26.45 per share. These warrants were issued under a warrant agreement, dated as of May 15, 1999, between us, as issuer, and United States Trust Company of New York, as warrant agent. The number of shares of common stock to be issued under these warrants will be adjusted in some cases if we issue additional shares of common stock, options, warrants or convertible securities and in some other events. These warrants expire on May 15, 2009.

    A shelf registration statement covering the resale of the unit offering warrants has been filed and declared effective. We have agreed to cause the shelf registration statement to remain effective until the earliest of (1) two years after the issuance of the unit offering warrants, (2) the time when all unit offering warrants have been sold under the shelf registration statement and
(3) the time when the unit offering warrants can be sold by persons who are not our affiliates without restriction under the Securities Act.

    A shelf registration statement covering the issuance of the shares of common stock issuable upon the exercise of the unit offering warrants has been filed and declared effective. We have agreed to cause this shelf registration statement to remain effective until the earlier of (1) the time when all unit offering warrants have been exercised and (2) May 15, 2009.

THE FORD WARRANT

    On June 15, 1999, we issued a warrant to Ford which entitles Ford to purchase up to 4,000,000 shares of our common stock at a purchase price of $30.00 per share.

    Ford's right to exercise this warrant vests:

     with respect to 1,000,000 shares of common stock, on the date that Ford has manufactured 500,000 new vehicles containing Sirius radios ('Ford Enabled Vehicles');

     with respect to an additional 500,000 shares of common stock, on the date that Ford has manufactured an aggregate of 1,000,000 Ford Enabled Vehicles;

     with respect to an additional 500,000 shares of common stock, on the date that Ford has manufactured an aggregate of 2,000,000 Ford Enabled Vehicles;

     with respect to an additional 1,000,000 shares of common stock, on the date that Ford has manufactured an aggregate of 3,000,000 Ford Enabled Vehicles; and

     with respect to an additional 1,000,000 shares of common stock, on the date that Ford has manufactured an aggregate of 4,000,000 Ford Enabled Vehicles.

    The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the earlier of June 11, 2009 and the date of termination or expiration of the agreement, dated June 11, 1999, between us and Ford.

    We are required to give Ford notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

THE DAIMLERCHRYSLER WARRANT

    On January 28, 2000, we issued a warrant to DaimlerChrysler which entitles DaimlerChrysler to purchase up to 4,000,000 shares of our common stock at a purchase price of $60.00 per share.

    DaimlerChrysler's right to exercise this warrant vests:

     with respect to 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured 500,000 new vehicles containing Sirius radios ('DaimlerChrysler Enabled Vehicles');

     with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 1,000,000 DaimlerChrysler Enabled Vehicles;

     with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 2,000,000 DaimlerChrysler Enabled Vehicles;

     with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 3,000,000 DaimlerChrysler Enabled Vehicles; and

     with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 4,000,000 DaimlerChrysler Enabled Vehicles.

    The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the date of termination or expiration of the agreement, dated January 28, 2000, among us, DaimlerChrysler Corporation, Freightliner Corporation and Mercedes-Benz USA, Inc.

    We are required to give DaimlerChrysler notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events. If we issue shares of common stock in an underwritten public offering, we also must notify DaimlerChrysler and offer to issue DaimlerChrysler, for cash at an equal price, the number of shares of common stock required so that DaimlerChrysler will have the same percentage of the total number of shares of common stock issued and outstanding immediately prior to the offering as after giving effect to the offering. DaimlerChrysler, however, must exercise this preemptive purchase right within five days after receiving notice from us and must purchase its common shares simultaneous with the closing of the offering.

LEHMAN WARRANTS

    In connection with a term loan facility entered into among us, certain lenders party thereto from time to time, Lehman Commercial Paper Inc. ('LCPI'), as syndication agent and as administration agent, and Lehman Brothers Inc., as arranger, we issued to LCPI warrants to purchase up to 2,100,000 shares of our common stock at a purchase price of $29.00 per share. All of these warrants are vested.

    525,000 of these warrants expire on December 27, 2010, 1,050,000 of these warrants expire on March 7, 2011 and 525,000 warrants expire on April 4, 2011. The number of shares of common stock to be issued under these warrants and the exercise price of the warrants will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give LCPI notice of adjustments in the number of shares issuable under these warrants and of extraordinary corporate events.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

     to one or more underwriters or dealers for public offering and sale by them; and

     to investors directly or through agents.

    The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe:

     the method of distribution of the securities offered thereby;

     the purchase price and the proceeds we will receive from the sale; and

     any securities exchanges on which the securities of such series may be listed.

    In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

    Under the agreements that may be entered into with us, underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

    Each underwriter, dealer and agent participating in the distribution of any securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, securities in bearer form to persons located in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the securities.

    Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

    Certain persons participating in an offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, the imposition of a penalty bid, and bidding for and purchasing shares of our common stock in the open market during and after an offering.

                                 LEGAL MATTERS

    Simpson Thacher & Bartlett, New York, New York, will pass upon specific legal matters with respect to the securities. Certain regulatory matters arising under the Communications Act will be passed upon by Wiley, Rein & Fielding, Washington, D.C.

                                    EXPERTS

The financial statements and schedules incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



                           INCORPORATION BY REFERENCE

    The SEC allows us to 'incorporate by reference' in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all the securities covered by this prospectus.

        1. Our Annual Report on Form 10-K for the year ended December 31, 2000.

        2. Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001.

        3. Our Current Reports on Form 8-K dated February 1, 2001, February 23, 2001 and February 28, 2001.

        4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act.

    We have filed each of these documents with the SEC and they are available from the SEC's internet site and public reference rooms described under 'Where You May Find Additional Available Information About Us' in this prospectus. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                              Patrick L. Donnelly
              Senior Vice President, General Counsel and Secretary
                          Sirius Satellite Radio Inc.
                    1221 Avenue of the Americas, 36th Floor
                            New York, New York 10020
                                 (212) 584-5100

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

          WHERE YOU MAY FIND ADDITIONAL AVAILABLE INFORMATION ABOUT US

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices in New York, New York, and Chicago, Illinois. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's internet site at http://www.sec.gov.

________________________________________________________________________________

                                  $500,000,000

                         [LOGO] SIRIUS Satellite Radio

                       DEBT SECURITIES, PREFERRED STOCK,
                           COMMON STOCK AND WARRANTS

                               ------------------
                                   PROSPECTUS
                               ------------------

    We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is
    current as of       , 2001.

                                           , 2001

________________________________________________________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee and the filing fee.

Registration fee............................................  $  125,000
Trustee's Fees..............................................  $  100,000
Legal fees and expenses.....................................  $  600,000
Accounting fees and expenses................................  $  300,000
Printing and engraving......................................  $  450,000
Rating Agency Fees..........................................  $   20,000
Blue Sky Fees and Expenses..................................  $   10,000
NASD filing fees............................................  $   50,000
Listing Fee.................................................  $   50,000
Miscellaneous...............................................  $   31,000
                                                              ----------
    Total...................................................  $1,736,000
                                                              ----------
                                                              ----------

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the DGCL permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.
Article VII of our Amended and Restated By-Laws provides that we, to the full extent permitted by Section 145 of the DGCL, shall indemnify all of our past and present directors and may indemnify all of our past or present employees or other agents. To the extent that a director, officer, employee or agent of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article VII, or in defense of any claim, issue or matter therein, he or she shall be indemnified by us against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by us in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

    As permitted by Section 102(b)(7) of the DGCL, Article 11 of our Amended and Restated Certificate of Incorporation provides that no director shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability:

        (i) for any breach of the director's duty of loyalty to us or our stockholders;

        (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

        (iii) for the unlawful payment of dividends on or redemption of our capital stock; or

        (iv) for any transaction from which the director derived an improper personal benefit.

    We have obtained a policy insuring us and our directors and officers against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
     1.1 -- Form of Underwriting Agreement.**
   4.1.1 -- Form of Certificate for shares of common stock
            (incorporated by reference to Exhibit 4.3 to the Company's
            Registration Statement on Form S-1 (File No. 33-74782)).
   4.1.2 -- Certificate of Designations of 5% Delayed Convertible
            Preferred Stock (incorporated by reference to Exhibit
            10.24 to the Company's Annual Report on Form 10-K/A for
            the year ended December 31, 1996 (the '1996 Form 10-K')).
   4.1.3 -- Form of Certificate of Designations of Series B Preferred
            Stock (incorporated by reference to Exhibit A to Exhibit 1 to the Company's Registration Statement on Form 8-A filed
            on October 30, 1997 (the 'Form 8-A')).
   4.1.4 -- Form of Certificate for shares of 10 1/2% Series C
            Convertible Preferred Stock (incorporated by reference to
            Exhibit 4.4 to the Company's Registration Statement on
            Form S-4 (File No. 333-34761)).
   4.1.5 -- Form of Certificate for shares of 9.2% Series A Junior
            Cumulative Convertible Preferred Stock (incorporated by
            reference to Exhibit 4.10.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the
            '1998 Form 10-K')).
   4.1.6 -- Form of Certificate for shares of 9.2% Series B Junior
            Cumulative Convertible Preferred Stock (incorporated by
            reference to Exhibit 4.10.2 to the 1998 Form 10-K).
   4.1.7 -- Form of Certificate for shares of 9.2% Series D Junior
            Cumulative Convertible Preferred Stock (incorporated by
            reference to Exhibit 4.5 to the Company's Annual Report on
            Form 10-K for the year ended December 31, 1999 (the '1999
            Form 10-K')).
   4.1.8 -- Form of Certificate of Designations, Preferences and
            Relative, Participating, Optional and Other Special Rights
            of 10 1/2% Series C Convertible Preferred Stock (the
            'Series C Certificate of Designations') (incorporated by
            reference to Exhibit 4.1 to the Company's Registration
            Statement on Form S-4 (File No. 333-34761)).
   4.1.9 -- Certificate of Correction to Series C Certificate of
            Designations (incorporated by reference to Exhibit 3.5.2
            to the Company's Annual Report on Form 10-K for the year
            ended December 31, 1997 (the '1997 Form 10-K'))
  4.1.10 -- Certificate of Increase of 10 1/2% Series C Convertible
            Preferred Stock (incorporated by reference to Exhibit
            3.5.3 to the Company's Quarterly Report on Form 10-Q for
            the fiscal quarter ended March 31, 1998).
  4.1.11 -- Certificate of Designations, Preferences and Relative,
            Participating, Optional and Other Special Rights of the
            Company's 9.2% Series A Junior Cumulative Preferred Stock
            (incorporated by reference to Exhibit 3.6 to the Company's
            Quarterly Report on Form 10-Q for the quarter ended
            September 30, 1999).
  4.1.12 -- Certificate of Designations, Preferences and Relative,
            Participating, Optional and Other Special Rights of the
            Company's 9.2% Series B Junior Cumulative Preferred Stock
            (incorporated by reference to Exhibit 3.7 to the Company's
            Quarterly Report on Form 10-Q for the quarter ended
            September 30, 1999).
  4.1.13 -- Certificate of Designations, Preferences and Relative,
            Participating, Optional and Other Special Rights of the
            Company's 9.2% Series D Junior Cumulative Preferred Stock
            (incorporated by reference to Exhibit 99.2 to the
            Company's Current Report on Form 8-K filed on December 29,
            1999).
   4.2.1 -- Rights Agreement, dated as of October 22, 1997, between the Company and Continental Stock Transfer & Trust
            Company, as rights agent (the 'Rights Agreement')
            (incorporated by reference to Exhibit 1 to the Form 8-A).
   4.2.2 -- Form of Right Certificate (incorporated by reference to
            Exhibit B to Exhibit 1 to the Form 8-A).

EXHIBIT
 NUMBER                          DESCRIPTION
 ------                          -----------
   4.2.3 -- Amendment to the Rights Agreement, dated as of October
            13, 1998 (incorporated by reference to Exhibit 99.2 to the
            Company's Current Report on Form 8-K filed on October 13,
            1998).
   4.2.4 -- Amendment to the Rights Agreement, dated as of November
            13, 1998 (incorporated by reference to Exhibit 99.7 to the
            Company's Current Report on Form 8-K filed on November 17,
            1998).
   4.2.5 -- Amended and Restated Amendment to Rights Agreement, dated as of December 22, 1998 (incorporated by reference to
            Exhibit 6 to the Amendment No. 1 to the Form 8-A, filed
            with the Commission on January 6, 1999).
   4.2.6 -- Amendment to the Rights Agreement, dated as of June 11,
            1999 (incorporated by reference to Exhibit 4.1.8 to the
            Company's Registration Statement on Form S-4 (File No.
            333-82303) filed on July 2, 1999 (the '1999 Units
            Registration Statement')).
   4.2.7 -- Amendment to the Rights Agreement, dated as of September
            29, 1999 (incorporated by reference to Exhibit 4.1 to the
            Company's Current Report on Form 8-K filed on October 13,
            1999).
   4.2.8 -- Amendment to the Rights Agreement, dated as of December
            23, 1999 (incorporated by reference to Exhibit 99.4 to the
            Company's Current Report on Form 8-K filed on December 29,
            1999).
   4.2.9 -- Amendment to the Rights Agreement, dated as of January
            28, 2000 (incorporated by reference to Exhibit 4.6.9 to
            the 1999 Form 10-K).
  4.2.10 -- Amendment to the Rights Agreement, dated as of August 7,
            2000 (filed as Exhibit 4.6.10 to the Company's Quarterly
            Report on Form 10-Q for the quarter ended September 30,
            2000).
     4.3 -- Indenture, dated as of November 26, 1997, between the
            Company and IBJ Schroder Bank & Trust Company, as trustee
            (incorporated by reference to Exhibit 4.1 to the Company's
            Registration Statement on Form S-3 (File No. 333-34769)
            (the '1997 Units Registration Statement')).
     4.4 -- Form of 15% Senior Secured Discount Note due 2007
            (incorporated by reference to Exhibit 4.2 to the 1997
            Units Registration Statement).
     4.5 -- Warrant Agreement, dated as of November 26, 1997, between the Company and IBJ Schroder Bank & Trust Company, as
            warrant agent (incorporated by reference to Exhibit 4.3 to the 1997 Units Registration Statement).
     4.6 -- Form of Warrant (incorporated by reference to Exhibit 4.4 to the 1997 Units Registration Statement).
     4.7 -- Form of Preferred Stock Warrant Agreement, dated as of
            April 9, 1997, between the Company and each warrantholder
            thereof (incorporated by reference to Exhibit 4.12 to the
            1997 Form 10-K).
     4.8 -- Form of Common Stock Purchase Warrant granted by the
            Company to Everest Capital Master Fund, L.P. and to The
            Ravich Revocable Trust of 1989 (incorporated by reference
            to Exhibit 4.11 to the 1997 Form 10-K).
     4.9 -- Notes Registration Rights Agreement among CD Radio Inc.
            and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
            Smith Incorporated, Lehman Brothers Inc., Bear, Stearns &
            Co. Inc., NationsBanc Montgomery Securities LLC, U.S.
            Bancorp Libra, dated as of May 13, 1999 (incorporated by
            reference to Exhibit 4.4.1 to the 1999 Units Registration
            Statement).
    4.10 -- Indenture, dated as of May 15, 1999, between the Company and United States Trust Company of New York, as trustee,
            relating to the Company's 14 1/2% Senior Secured Notes due
            2009 (incorporated by reference to Exhibit 4.4.2 to the
            1999 Units Registration Statement).

EXHIBIT
 NUMBER                          DESCRIPTION
 ------                          -----------
    4.11 -- Form of 14 1/2% Senior Secured Notes due 2009
            (incorporated by reference to Exhibit 4.4.2 to the 1999
            Units Registration Statement).
    4.12 -- Indenture, dated as of September 29, 1999, between the
            Company and United States Trust Company of Texas, N.A., as
            trustee, relating to the Company's 8 3/4% Convertible
            Subordinated Notes due 2009 (incorporated by reference to
            Exhibit 4.2 to the Company's Current Report on Form 8-K
            filed on October 13, 1999).
    4.13 -- First Supplemental Indenture, dated as of September 29,
            1999, between the Company and United States Trust Company
            of Texas, N.A., as trustee, relating to the Company's
            8 3/4% Convertible Subordinated Notes due 2009
            (incorporated by reference to Exhibit 4.1 to the Company's
            Current Report on Form 8-K filed on October 1, 1999).
    4.14 -- Form of 8 3/4% Convertible Subordinated Note due 2009
            (incorporated by reference to Article VII of Exhibit 4.01
            to the Company's Current Report on Form 8-K filed on
            October 11, 1999).
    4.15 -- Warrant Agreement, dated as of May 15, 1999, between the
            Company and United States Trust Company of New York, as
            warrant agent (incorporated by reference to Exhibit 4.4.4
            to the 1999 Units Registration Statement).
    4.16 -- Amended and Restated Pledge Agreement, dated as of May
            15, 1999, among the Company, as pledgor, IBJ Whitehall
            Bank & Trust Company, as trustee, United States Trust
            Company of New York, as trustee, and IBJ Whitehall Bank &
            Trust Company, as collateral agent (incorporated by
            reference to Exhibit 4.4.5 to the 1999 Units Registration
            Statement).
    4.17 -- Collateral Pledge and Security Agreement, dated as of May
            15, 1999, between the Company, as pledgor, and United
            States Trust Company of New York, as trustee (incorporated by reference to Exhibit 4.4.6 to the 1999 Units
            Registration Statement).
    4.18 -- Intercreditor Agreement, dated May 15, 1999, by and between IBJ Whitehall Bank & Trust Company, as trustee,
            and United States Trust Company of New York, as trustee
            (incorporated by reference to Exhibit 4.4.7 to the 1999
            Units Registration Statement).
    4.19 -- Common Stock Purchase Warrant granted by the Company to
            Ford Motor Company, dated June 11, 1999 (incorporated by
            reference to Exhibit 4.4.2 to the 1999 Units Registration
            Statement).
    4.20 -- Common Stock Purchase Warrant granted by the Company to
            DaimlerChrysler Corporation, dated January 28, 200
            (incorporated by reference to Exhibit 4.23 to the 1999
            Form 10-K).
    4.21 -- Term Loan Agreement, dated as of June 1, 2000, among the
            Company, Lehman Brothers Inc., as arranger, and Lehman
            Commercial Paper Inc., as syndication and administrative
            agent (incorporated by reference to Exhibit 4.22 to the
            Company's Quarterly Report on Form 10-Q for the quarter
            ended June 30, 2000).
    4.22 -- Warrant Agreement, dated as of June 1, 2000, between the
            Company and United States Trust Company of New York, as
            warrant agent and escrow agent (incorporated by reference
            to Exhibit 4.23 to the Company's Quarterly Report on Form
            10-Q for the quarter ended June 30, 2000).
    4.23 -- Form of Senior Indenture (incorporated by reference to
            Exhibit 4.6.1 to the Company's Registration Statement on
            Form S-3 (File No. 333-86003)).
    4.24 -- Form of Subordinate Indenture (incorporated by reference to Exhibit 4.6.2 to the Company's Registration Statement
            on Form S-3 (File No. 333-86003).
     5.1 -- Opinion of Simpson Thacher & Bartlett regarding
            legality.**
    12.1 -- Statement re: Computation of Ratio of Earnings to
            Combined Fixed Charges and Preferred Stock Dividends.*
    23.1 -- Consent of Independent Accountants.*

EXHIBIT
 NUMBER                          DESCRIPTION
 ------                          -----------
    23.2 -- Consent of Simpson Thacher & Bartlett (included in
            Exhibit 5.1).
    23.3 -- Consent of Wiley, Rein & Fielding.*
    24.1 -- Powers of Attorney (included on signature page).*
    25.1 -- Statement of Eligibility and Qualification on Form T-1 of
            the Trustee to act as Trustee under the Indenture.**

---------

 * Filed herewith.

** To be filed by amendment or by a Current Report on Form 8-K in accordance with Regulation S-K, Item 601(b).

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in
    Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 29, 2001.

                                               SIRIUS SATELLITE RADIO INC.

                                          By:         /s/ JOHN J. SCELFO
                                              ..................................
                                                       JOHN J. SCELFO
                                                  SENIOR VICE PRESIDENT AND
                                                   CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of the registrant, do hereby constitute and appoint Patrick L. Donnelly and John J. Scelfo, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURE                               TITLE                            DATE
               ---------                               -----                            ----
           /s/ DAVID MARGOLESE
 ........................................  Chairman and Chief Executive             June 29, 2001
             DAVID MARGOLESE                 Officer and Director (principal
                                             executive officer)

            /s/ JOHN J. SCELFO              Senior Vice President and Chief         June 29, 2001
 .........................................    Financial Officer (principal
              JOHN J. SCELFO                  financial officer)

          /s/ EDWARD WEBER, JR.             Vice President and Controller           June 29, 2001
 .........................................    (principal accounting officer)
            EDWARD WEBER, JR.

         /s/ LAWRENCE F. GILBERTI           Director                                June 29, 2001
 .........................................
           LAWRENCE F. GILBERTI

          /s/ JOSEPH V. VITTORIA            Director                                June 29, 2001
 .........................................
            JOSEPH V. VITTORIA